Exhibit 10.5

EXECUTION VERSION

TERMINATION AGREEMENT

by and among

OAK CIRCLE CAPITAL PARTNERS LLC

and

FIVE OAKS INVESTMENT CORP.

Dated as of January 18, 2018

NO AGREEMENT, ORAL OR WRITTEN, REGARDING OR RELATING TO ANY OF THE MATTERS COVERED BY THIS DRAFT AGREEMENT HAS BEEN ENTERED INTO BETWEEN THE PARTIES. THIS DOCUMENT, IN ITS PRESENT FORM OR AS IT MAY BE HEREAFTER REVISED BY ANY PARTY, WILL NOT BECOME A BINDING AGREEMENT OF THE PARTIES UNLESS AND UNTIL IT HAS BEEN SIGNED BY ALL PARTIES.

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TERMINATION AGREEMENT

This TERMINATION AGREEMENT, dated as of January 18, 2018 (this “Agreement”), is made and entered into by and between Oak Circle Capital Partners LLC, a Delaware limited liability company (“OCCP”), and Five Oaks Investment Corp, a Maryland Corporation (“Five Oaks”).

RECITALS

WHEREAS, OCCP and Five Oaks are party to that certain Management Agreement, dated as of May 16, 2012, by and between Five Oaks and OCCP (the “Management Agreement”), pursuant to which OCCP provides external management and other advisory services to Five Oaks (the “Business”);

WHEREAS, OCCP and Five Oaks desire to terminate the Management Agreement (the “Termination”);

WHEREAS, OCCP and Five Oaks have agreed that the Termination will not trigger payment of any Termination Fee (as such term is defined in the Management Agreement) and OCCP desires to hereby irrevocably waive any right to receive a Termination Fee; and

WHEREAS, immediately following the Termination, Five Oaks has agreed to enter into a new Management Agreement, dated as of the date hereof, by and between Hunt Investment Management, LLC, a Delaware limited liability company (“Hunt”), and Five Oaks (the “New Management Agreement”), which Management Agreement will govern the terms upon which Hunt will provide external management and other advisory services to Five Oaks from and after the Termination; and

WHEREAS, OCCP has agreed to enter into a Transition Agreement with Hunt which provides, among other things, that OCCP will provide certain transition assistance to Hunt in connection with Hunt becoming the new external manager of Five Oaks (the “Transition Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

Article I
Definitions

Section 1.1           Definitions. The following capitalized terms shall have the following meanings for all purposes of this Agreement:

“Action” means any action, cause of action, claim, demand, arbitration, hearing, charge, complaint, examination, indictment, litigation, suit, inquiry, audit, notice of violation, proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

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“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Announcement” has the meaning set forth in Section 3.6.

“Books and Records” means originals, or where not available, copies, of all books and records relating in any way to Business, the Management Agreement (including OCCP’s performance of services thereunder) or Five Oaks, including books of account, ledgers and general, financial and accounting records, tax returns (or portions thereof), machinery and equipment maintenance files, customer and distributor lists, customer and distributor purchasing histories, price lists, distribution lists, supplier lists, production data, sourcing data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, right, instrument, promise, undertaking, commitment or other binding arrangement or understanding (in each case, whether written or oral).

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) general principles of equity.

“Five Oaks” has the meaning set forth in the recitals.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

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“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hunt” has the meaning set forth in the preamble.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” means any liability, obligation, debt or commitment of whatever kind or nature whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated and whether due or to become due or otherwise) regardless of when arising.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, business interruption loss, loss of future revenue, diminution in value, lost profits or income, or consequential damages (except to the extent contemplated or reasonably foreseeable), except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Management Agreement” has the meaning set forth in the recitals.

“New Management Agreement” has the meaning set forth in the recitals.

“OCCP” has the meaning set forth in the preamble.

“OCCP’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any of David Carroll, David Oston, Paul Chong, Thomas Flynn, Darren Comisso or any director or officer of OCCP, in each case, after due inquiry.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Representative” means, with respect to any Person, any and all managers, directors, officers, employees, trustees, control persons, partners, stockholders, equity holders, members, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Securities Act” means the Securities Act of 1933, as amended.

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“Tail Policy” has the meaning set forth in Section 3.5.

“Taxes” means (a) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever; (b) any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; and (c) any Liability in respect of the items described in clauses (a) and (b) payable by reason of successor, transferee or other Liability, operation of law, Treasury Regulations under section 1502 of the Code, or by contract, indemnity or otherwise.

“Transition Agreement” has the meaning set forth in the recitals.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

Section 1.2          Interpretive Provisions. Unless the express context otherwise requires:

(a)          the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)          words defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)          the words “Dollars” and “$” mean U.S. dollars;

(d)          references herein to a specific Article, Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Articles, Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement or the Disclosure Schedules or Exhibits attached hereto;

(e)          wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)          references herein to any gender shall include each other gender;

(g)          references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)          references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)          with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

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(j)          the word “or” shall be disjunctive but not exclusive;

(k)          references herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder;

(l)          references herein to any Contract, instrument or other document mean such Contract, instrument or document as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule; and

(m)          any reference to “ordinary course of business” will be interpreted to mean “ordinary course of business consistent with past practice.”

Article II
TERMINATION AND RELEASE

Section 2.1          Termination of Management Agreement; Waiver of Termination Fee.

(a)          Subject to the terms and conditions set forth herein, effective as of the execution of this Agreement, the Management Agreement is hereby terminated by mutual agreement of Five Oaks and OCCP; provided, however, that Five Oaks and OCCP hereby agree that Section 9 (provided, that Five Oaks’ surviving indemnification obligations shall solely be with respect to Losses (as defined in the Management Agreement) (i) arising from claims brought by Five Oaks or third parties against OCCP or its Affiliates (excluding claims brought against OCCP or its Affiliates for the payment of fees, costs or expenses for services performed on or prior to the date hereof) relating to the Management Agreement and (ii) which are otherwise indemnifiable under the terms of Section 9 of the Management Agreement, as modified by the foregoing) and Sections 6, 15 and 17(e) of the Management Agreement shall survive the Termination in accordance with the terms of the Management Agreement (the “Surviving Provisions”).

(b)          Upon the entry into this Agreement, Five Oaks shall pay to OCCP an amount equal to $357,965.94, which amount represents all accrued and unpaid fees and reimbursements required to be paid under the Management Agreement through the date hereof.

(c)          Upon receipt of the payment specified in Section 2.1(b), OCCP hereby releases Five Oaks from any and all claims OCCP or its Affiliates may have in respect of any fees or reimbursements under the Management Agreement. The foregoing shall not in any way limit or modify Five Oaks’ indemnification obligations under Section 9 of the Management Agreement (subject to the terms of this Agreement and limitations set forth in Section 2.1(a)).

(d)          OCCP hereby irrevocably waives any and all right or interest that OCCP may have to receive a Termination Fee (as such term is defined in the Management Agreement) under the Management Agreement in connection with the Termination or the transactions contemplated hereby. OCCP acknowledges and agrees that it has no right to receive a Termination Fee under the Management Agreement.

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Section 2.2           OCCP Release. OCCP, on behalf of itself and its controlled Affiliates and their successors and assigns hereby releases, acquits and forever discharges Five Oaks and each of its Affiliates, stockholders, members, directors, officers, employees, agents, representatives or advisors shareholders, members, partners, managers, directors, officers and employees, in their capacities as such, and each of their respective successors and assigns from any and all claims, demands, damages, actions, causes of action, rights, costs, losses, expenses, compensation or suits in equity, of whatsoever kind or nature, occurring or arising at any time through and including the date hereof with respect to the Management Agreement; provided, however, that the release included in this Section 2.2 shall not include (i) the right to enforce the Surviving Provisions or (ii) the right to assert any affirmative defenses, indemnity claims under Section 9 of the Management Agreement (subject to the terms of this Agreement) or counterclaims, in each case, in connection with any claim brought against OCCP or its Affiliates relating to the Management Agreement, whether occurring or arising at, prior to or after the date hereof (clauses (i) and (ii), the “Excluded Matters”).

Section 2.3           Covenant Not to Sue. Other than any Action or proceeding to enforce the terms of this Agreement or relating to the Excluded Matters, OCCP hereby agrees not to encourage, solicit, initiate, institute, commence, continue, file, or otherwise prosecute, directly or indirectly, or through third parties, any lawsuit, Action, claim, demand, or legal proceeding, for or arising out of or relating to the Management Agreement.

Article III
TrANSITION ASSISTANCE

Section 3.1          Books and Records.

(a)          Subject to the Surviving Provisions and Section 3.1(c), OCCP will make its Books and Records available to any external manager of Five Oaks.

(b)          For a period of 18 months from the Termination, subject to Section 3.1(c), OCCP shall (i) retain and reasonably make available to Five Oaks and its Affiliates and Representatives (including any then external manager of Five Oaks) copies of all information related to the Business or Five Oaks, (ii) respond promptly to the reasonable requests of Five Oaks and its Affiliates and Representatives (including any then external manager of Five Oaks) for information regarding the Business or Five Oaks, including in connection with the assessment or audit of internal control of financial reporting and management’s assessment thereof, Tax, litigation and other appropriate matters, (iii) reasonably cooperate with Five Oaks and its Affiliates and Representatives (including any then external manager of Five Oaks) and take all reasonable steps requested by Five Oaks and its Affiliates and Representatives (including any then external manager of Five Oaks) to assist in making an orderly transition to a new external manager of Five Oaks of the functions performed by OCCP for Five Oaks and (iv) promptly make available the personnel of OCCP (to the extent still employed by OCCP) regarding the foregoing, to the extent such activities are at reasonable times and places and do not interfere with the performance of their employment duties.

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(c)          Notwithstanding anything to the contrary set forth herein, OCCP shall not be required to, or cause its controlled Affiliates, to deliver or make available any Books and Records where such delivery would (a) jeopardize the attorney-client, work product or other legal privilege of OCCP, (b) contravene any applicable Law (including any applicable law related to the confidentiality of individual performance or evaluation records, medical histories or other personnel-related information) or Governmental Order, or (c) materially breach or otherwise give a third party the right to terminate or accelerate material rights under a contract to which OCCP or any of its Affiliates is a party or otherwise bound (other than any such contract to which Five Oaks or any of its Affiliates (other than OCCP and its Affiliates) is also a party or otherwise bound or for which Five Oaks had an obligation to reimburse OCCP for any fees or reimbursement incurred thereunder); provided that in each case, OCCP shall: (i) give reasonable notice to Five Oaks of the fact that it is withholding any Books and Records pursuant to this Section 3.1(c), (ii) inform Five Oaks with sufficient detail of the reason for such restriction or prohibition, and (iii) use its reasonable best efforts to cause the Books and Records that are subject to such restriction or prohibition to be provided in a manner that would not reasonably be expected to violate such restriction or prohibition, including using reasonable best efforts to obtain a waiver of any such liability or third party right; and provided further that (x) the auditors and accountants of OCCP or its Affiliates shall not be obligated to make any work papers (to the extent extant) available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants, and (y) if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of Books and Records in accordance with this Section 3.1 shall be subject to applicable rules relating to discovery.

Section 3.2           Transition Under the Management Agreement. From and after the Termination, OCCP shall take, and shall cause its controlled Affiliates and Representatives to take, the actions set forth in Sections 15(a) through 15(c) of the Management Agreement without any further compensation therefor.

Section 3.3           Further Assurances. From and after the Termination, each of the parties hereto shall, and shall cause its controlled Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof.

Section 3.4           Confidentiality. From and after the Termination, subject to Section 3.6 with respect to public announcements, except as may be required by applicable Law, Governmental Order or court process, without the prior written consent of Five Oaks, OCCP shall, and shall cause its controlled Affiliates and subsidiaries to, hold, and shall use its reasonable best efforts to cause its and their respective Representatives to hold in confidence and not use for any purpose whatsoever (including for its own benefit or for the benefit of any third-party) any and all information, whether written or oral, concerning the Business or Five Oaks, except to the extent that OCCP can show that such information: (a) is generally available to and known by the public through no fault of OCCP, any of its subsidiaries or controlled Affiliates or their respective Representatives; or (b) is lawfully acquired by OCCP, any of its subsidiaries or controlled Affiliates or their respective Representatives from and after the Termination from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If OCCP, any of its subsidiaries or any of their controlled Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, OCCP shall promptly notify Five Oaks and any external manager of Five Oaks in writing, to the extent legally permissible, and shall disclose only that portion of such information which OCCP is advised by its counsel in writing is legally required to be disclosed; provided, that, if requested by Five Oaks or any then external manager of Five Oaks, OCCP shall, and shall cause its subsidiaries, controlled Affiliates and its and their respective Representatives to cooperate in all reasonable respects with Five Oaks’ efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. For purposes of this Section 3.4, Representatives shall not include stockholders, equity holders or members who are not otherwise covered within another category of Persons under the definition of Representatives.

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Section 3.5           Insurance. At or prior to the Termination, OCCP shall, at its sole cost and expense, purchase the following “tail” liability insurance coverage (each, a “Tail Policy”): (a) the PortfolioSelect for Financial Institutions” liability policy in force with National Union Fire Insurance Company of Pittsburgh, Pa., policy number 01-381-65-14, and (b) the investment advisory coverage extension provided to OCCP under Endorsement #37 of the ExecutiveEdge policy in force with National Union Fire Insurance Company of Pittsburgh, Pa., policy number 01-381-50-46, including the excess coverage following from such coverage extension in force with Endurance American Insurance Company, policy number FIX10006690202. Each Tail Policy shall provide for coverage for a period of six years following the Termination related to, arising from or in connection with any of OCCP’s acts or omissions in connection with the Management Agreement or its performance of services as “Manager” thereunder prior to the Termination. Each Tail Policy shall provide the coverage and limits contained in the policies in force immediately prior to the Termination, which coverage and limits are set forth on Schedule 3.5. Five Oaks and any external manager of Five Oaks (and its successors and assigns) shall be additional named insureds and direct third-party beneficiaries to each Tail Policy, and OCCP agrees not to take any action to limit, impair or circumvent any Tail Policy, including, to the extent required, failing to maintain its limited liability company existence.

Section 3.6           Public Announcements. OCCP and Five Oaks agree that the initial press release with respect to this Agreement and the transactions contemplated hereby shall be in the form set forth on Exhibit A hereto (the “Announcement”). Thereafter, OCCP agrees and acknowledges that it will, and will cause its controlled Affiliates to, consult with Five Oaks before issuing, and give Five Oaks the opportunity to review and comment upon, and agree to the terms of, any press release or other public statement before making any such public statements, in each case, with respect to this Agreement or Five Oaks, and shall not, and shall cause its controlled Affiliates not to, issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Law, Governmental Order, court process or the rules and regulations of any national securities exchange, or national securities quotation system. For the avoidance of doubt, nothing herein will restrict Five Oaks from making any public statement or issuing any press release, provided that Five Oaks shall provide OCCP the opportunity to review and comment on any press release with respect to this Agreement and the transactions contemplated hereby to the extent OCCP or its Affiliates are identified by name in the press release and the contents of any such press release are inconsistent with the Announcement or any other public statements or press releases made by Five Oaks or OCCP in compliance with this Section 3.6.

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Article IV
Representations and warranties of OCCP

Except as set forth in the correspondingly numbered of the Disclosure Schedules, OCCP represents and warrants to Five Oaks that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.1           Organization and Qualification of OCCP. OCCP is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. There are no bankruptcy, insolvency, reorganization or arrangement proceedings threatened or commenced by any Person, or pending that involve OCCP or its controlled Affiliates.

Section 4.2           Authority of OCCP and Enforceability. OCCP has full limited liability company power and authority to execute, deliver and perform this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby (including, for the avoidance of doubt, the Termination). The execution, delivery and performance by OCCP of this Agreement and the consummation by OCCP of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of OCCP, and no other limited liability company action on the part of OCCP or its board of directors or managers, management committee, members or any equity holder is necessary to authorize the execution, delivery and performance by OCCP of this Agreement. This Agreement has been duly executed and delivered by OCCP and, assuming due execution and delivery by each other party hereto, constitutes the legal, valid and binding obligation of OCCP, enforceable against OCCP in accordance with its terms, subject to the Enforceability Exceptions. The entry into this Agreement and the Transition Agreement does not violate any of the applicable provisions of the Investment Company Act or the Investment Advisers Act.

Section 4.3           Non-Contravention. The execution, delivery and performance by OCCP of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (a) conflict with or result in a violation or breach of, or default under (or an event which, with the giving of notice or the passage of time, or both, would constitute a breach), require any consent, authorization, approval or exemption by, any Person under, or give to others any rights of termination or amendment under, any provision of the certificate of formation, limited liability company agreement or other organizational documents of OCCP; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to OCCP; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of, or create in any party, the right to accelerate, terminate, modify or cancel any Contract to which OCCP is a party, or by which any of its assets or properties may be bound or affected and which has not been obtained on or prior to the date hereof; or (d) result in the creation or imposition of any encumbrance on OCCP or Five Oaks. This Agreement is adequate and sufficient to complete the Termination, and no further action on the part of any Person (including Five Oaks or its board of directors or shareholders) is required to effect the Termination.

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Section 4.4           Legal Proceedings; Governmental Orders.

(a)          There are no Actions pending or, to OCCP’s Knowledge, threatened against OCCP or any of its assets, properties or businesses by any Person, including any Actions that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting OCCP or any of its assets, properties or businesses.

Section 4.5           Compliance With Laws. OCCP has complied, and is in compliance in all material respects, with all Laws applicable or related to it or its properties or assets, the Business, Five Oaks and the Management Agreement (including in connection with OCCP’s performance of services as “Manager” thereunder).

Section 4.6           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of OCCP.

Article V
Representations and warranties of FIVE OAKS

Five Oaks represents and warrants to OCCP that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.1           Organization and Qualification of Five Oaks. Five Oaks is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Maryland.

Section 5.2           Authority of Five Oaks and Enforceability. Five Oaks has full corporate power and authority to execute, deliver and perform this Agreement, to carry out its obligations hereunder. The execution, delivery and performance by Five Oaks of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Five Oaks, and no other corporate action on the part of Five Oaks or its board of directors, members or any equity holder is necessary to authorize the execution, delivery and performance by Five Oaks of this Agreement. This Agreement has been duly executed and delivered by Five Oaks and, assuming due execution and delivery by each other party hereto, constitutes the legal, valid and binding obligation of Five Oaks, enforceable against Five Oaks in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Five Oaks, which would give rise to any Liability of OCCP after the Termination.

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Article VI
Miscellaneous

Section 6.1          Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 6.2        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.2):

If to OCCP:

Oak Circle Capital Partners LLC
540 Madison Avenue, 19th Floor
New York, NY 10022
Attention: Chief Financial Officer
Facsimile:     (212) 257-5099
E-mail:          doston@oakcirclecapital.com

If to Five Oaks:

Five Oaks Investment Corp.
540 Madison Avenue, 19th Floor
New York, NY 10022
Attention:       Secretary of the Board of Directors

Section 6.3          Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

Section 6.4          Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 6.5           Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 6.6           Schedules and Exhibits. Any matter, information or item disclosed in the Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof shall be deemed to have been disclosed for all purposes of this Agreement, in response to all representations, warranties or covenants in this Agreement, solely to the extent the applicability of such matter, information or item disclosed is apparent based on a plain reading of such disclosure without reference to extrinsic documentation.  The Schedules and Exhibits hereto are hereby incorporated into this Agreement, and are hereby made a part hereof as if set out in full in this Agreement

Section 6.7           Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.8           No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.9           Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.10         Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

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Section 6.11         Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in, or in connection with, this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of New York.

Section 6.12         Consent to Jurisdiction and Service of Process.

(a)          Other than an Action by any external manager of Five Oaks for equitable relief as set forth in Section 6.12(b) any Action seeking to enforce any provision of, or, directly or indirectly arising out of or in any way relating to, this Agreement or the transactions contemplated hereby shall be brought in a federal or state court located in the State of New York, in each case, located in the Borough of Manhattan in the county of New York, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.2 shall be deemed effective service of process on such party.

(b)          Nothing contained in Section 6.12(a) shall limit the right of a party hereto to take any Action against any other party hereto in any court of competent jurisdiction for the purposes of seeking any equitable remedy or relief, including injunctions, rescission or specific performance, nor shall the taking of any such Action by a party hereto in one or more jurisdictions preclude the taking of any such Action in any other jurisdiction (whether concurrently or not) if and to the extent permitted by Law.

Section 6.13         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT, AND THE OTHER PARTIES HERETO, HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 6.14         Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity, and the parties hereby waive any requirement for the posting of any bond or similar collateral in connection herewith.

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Section 6.15         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 6.16         Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party or of any Affiliate of any party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OAK CIRCLE CAPITAL PARTNERS LLC

By:	/s/ David Carroll
Name: David Carroll
Title: Chief Executive Officer

FIVE OAKS INVESTMENT CORP.

By:	/s/ Darren Comisso
Name: Darren Comisso
Title: Partner

Signature Page to Termination Agreement

Exhibit A

Announcement

(Please see attached.)